Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2011 (April 28, 2011 as to the convenience translation described in Note 2) relating to the consolidated financial statements of Yandex N.V. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and also comprehended the translation of Russian Rouble amounts into U.S. dollar amounts presented solely for the convenience of readers in the United States of America) appearing in the Prospectus dated May 24, 2011 filed by the Company, pursuant to Rule 424(b)(1) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-173766 on Form S-1.

Moscow, Russia

October 28, 2011